Exhibit 3.82

CERTIFICATE OF FORMATION

OF

HVC-HIGHLANDS, L.L.C.

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereof, and known, identified, and referred to as the “Delaware Limited Liability Act”), hereby certifies that:

1.              The name of the limited liability company (hereinafter called the “Company”) is:

HVC-HIGHLANDS, L.L.C.

2.              The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Act are Corporation Service Company, located at 1013 Centre Road, in the City of Wilmington, County of New Castle., State of Delaware 19805.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 24th day of February, 2000.

Highlands Inn Investors II, L.P., as sole member of HVC-
Highlands, L.L.C.

By: HT-Highlands, Inc., its general partner

/s/ Harold S. Handelsman
Harold S. Handelsman, VP, Secretary & Treasurer

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 03/02/2000

001107648 - 3187065